Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-217679 on Form S-8 of our report dated June 25, 2018, relating to the financial statements and financial statement schedule of SourceGas Retirement Savings Plan appearing in this Annual Report on Form 11-K of SourceGas Retirement Savings Plan for the year ended December 31, 2017.
/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

June 25, 2018